Page 1 of 2

--------------------------------------------------------------------------------
EXHIBIT 99.2
FOR IMMEDIATE RELEASE
ATTENTION: FINANCIAL AND BUSINESS EDITORS
--------------------------------------------------------------------------------

Contact:  Daryl R. Forsythe, CEO
          Michael J. Chewens, CFO
          NBT Bancorp Inc.
          52 South Broad Street
          Norwich, NY 13815
                     607-337-6416


               NBT BANCORP INC. ADOPTS NEW STOCKHOLDER RIGHTS PLAN

NORWICH, NEW YORK, October 26, 2004 - NBT Bancorp Inc. (Nasdaq: NBTB) announced today that its Board of Directors adopted a new Stockholder Rights Plan to become effective upon the expiration of a similar plan, adopted in 1994, that is set to expire on November 14, 2004.

The Rights Plan, which is similar to plans adopted by more than 2,200 publiclytraded companies, is designed to protect all stockholders of the Company against potential acquirers who may seek to take advantage of the Company and its shareholders through coercive or unfair tactics aimed at gaining control of the Company without paying all shareholders of the Company a full and fair price. The Rights Plan will assist the Company's Board of Directors in dealing with any future actions taken by hostile parties who attempt to deprive the Company and its stockholders of the opportunity to obtain the most attractive price for their shares.

Chairman and Chief Executive Officer Daryl R. Forsythe stated: "Like our prior rights plan, the Rights Plan adopted today is designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a control premium. The overriding objective of the Board of Directors in adopting the Rights Plan is to preserve the Company's value for all stockholders. This will not prevent the Board from approving a fair and equitable offer to acquire the Company if one should materialize in the future. The distribution of rights under the plan will not interfere with the Company's business plans or be dilutive or affect our reported per share results."

The rights are intended to and should discourage any effort to acquire the Company in a manner or on terms not approved by the Board of Directors. The rights are further designed to deal with the serious problem of a potential acquiror using coercive or unfair tactics to deprive the Company's Board of Directors of any real opportunity to determine the future of the Company and to realize the value of the stockholders' investment in the

Company. In implementing the Rights Plan, the Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company's Common Stock held of record as of the close of business on November 16, 2004. Each right initially would entitle the holder thereof to purchase a fraction of a share of Preferred Stock. The rights will expire on October 24, 2014.

The rights are represented by the Company's Common Stock certificates and are not immediately exercisable. The rights only become exercisable after the occurrence of certain events as defined in the rights plan. When the rights become exercisable, all holders of rights, other than the acquiring person or group, would be entitled to acquire shares of the Company's Common Stock at a 50% discount to the then-current market price. In addition, if the Company is acquired in a merger, each right will entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price.

Details of the Rights Plan will be mailed to all stockholders of the Company in November. Additional information concerning the Rights Plan, including a copy of the Rights Plan, will be filed with the Securities and Exchange Commission and will be accessible via the EDGAR database at www.sec.gov.